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Exhibit 5.1 and 23.1

Opinion of Phillips Lytle LLP
as to Legality of Securities Being Registered

Sovran Self Storage, Inc. 6467 Main Street Williamsville, NY 14221-5890	December 4, 2006

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sovran Self Storage, Inc., a Maryland corporation (the "Company"), in connection with the issuance and sale of 2,300,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), including 300,000 shares to be issued and sold pursuant to an option granted to the underwriters, covered by the Registration Statement on Form S-3 (File No. 333-138970) (the "Registration Statement") filed by the Company on November 28, 2006 under the Securities Act of 1933, as amended (the "Securities Act").

In connection with the opinion set forth below, we have examined:

1.     The Registration Statement and the prospectus included therein;

2.     The prospectus supplement with respect to the Shares as filed by the Company on November 29, 2006 pursuant to Rule 424(b)(5) under the Securities Act (the "Prospectus Supplement");

3.     The Amended and Restated Certificate of Incorporation of the Company, as amended;

4.     The Bylaws of the Company, as amended;

5.     Resolutions adopted by the Board of Directors of the Company relating to the registration and issuance of the Shares (the "Resolutions"), as provided to us by the Company;

6.     The Underwriting Agreement dated November 28, 2006 by and among the Company, Sovran Acquisition Limited Partnership, Sovran Holdings, Inc. and Banc of America Securities LLC, as representative of the several underwriters; and

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7.      Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to all matters of Maryland law, we have relied upon the opinion of Venable LLP of Baltimore, Maryland.

Based upon and subject to the foregoing, we hereby render the following opinion:

The Shares, when (i) issued and sold as contemplated by the Prospectus Supplement and the Underwriting Agreement, and (ii) the Company has received the consideration for the Shares provided for in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offering and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matter or opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement and the Prospectus Supplement.

Very truly yours,

/s/ Phillips Lytle LLP